UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) January 27, 2005

PYRAMID BREWERIES, INC.

(Exact name of registrant as specified in its charter)

Washington	0-27116	91-1258355

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

91 SOUTH ROYAL BROUGHAM WAY
SEATTLE, WA 98134

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 206-682-8322

Item 1.01 Entry Into a Material Definitive Agreement

On January 27, 2005, Pyramid Breweries, Inc. (the “Company”), a Washington corporation, entered into a $7,850,000 securitized financing arrangement with Morgan Stanley Mortgage Capital Inc. (the “Lender”), for the purpose of refinancing the Company’s existing $7,200,000 short term note with Sugar Mountain Capital, LLC. The Company was required, as a term of the financing, to establish a wholly owned subsidiary as a single purpose entity, named Pyramid Gilman Street Property, LLC (the “Subsidiary”) to act as the legal owner of the Company’s Berkeley, California brewery and alehouse facilities (the “Property”). The Subsidiary subsequently entered into a promissory note, dated January 27, 2005 (the “Note”), which has been secured by a deed of trust against the Property. The Note has a maturity date of March 1, 2015.

The terms of the financing, approved by the Company’s Board of Directors, include monthly payments of principal and interest for a period of ten years, interest charged at an annual rate of 5.77%, and a loan amortization period of thirty years. The Note is assumable and generally does not allow for prepayments of principal other than through the regularly scheduled monthly payments. The Company has guaranteed the obligations of the Subsidiary with respect to the financing and intends to consolidate the financial statements of the Subsidiary into the Company’s financial reports and filings.

Other terms of the financing include the requirement to place $500,000 of the proceeds of the Note in an interest bearing restricted reserve account (the “Reserve Account”) to be used by the Lender as additional security for the Company’s and the Subsidiary’s obligations under the Note and the deed of trust. The Company and the Subsidiary are also required to deposit an additional $10,000 per month into the Reserve Account until the balance of the Reserve Account is at least $750,000. Additionally, the Company and its Subsidiary are required to create and fund a replacement reserve account for the purpose of funding capital repairs and replacements to the subject property. The replacement reserve account is funded by monthly payments of $1,729 until the total amount of the balance of the replacement reserve account is at least $62,500.

Item 2.03 Creation of a Material Direct Financing Obligation or an Obligation Under of an Off-Balance Sheet Arrangement

The information provided in Item 1.01 is hereby incorporated by reference into this Item 2.03.

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SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on February 2, 2005.

PYRAMID BREWERIES INC.
By:	/s/ James K. Hilger
James K. Hilger, Vice President and
Chief Financial Officer

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